EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

Dated: March 20, 2015

FIRST BUSINESS CAPITAL CORP., a Wisconsin corporation (the “Lender”), 401 Charmany Drive, Madison, Wisconsin 53719, and SKYLINE CORPORATION, an Indiana corporation (“Parent”) and its wholly-owned subsidiaries, HOMETTE CORPORATION (“Homette”) and LAYTON HOMES CORP. (“Layton”), each an Indiana corporation, and SKYLINE HOMES, INC. (“Homes”), a California corporation (Homette, Layton and Homes, herein collectively, the “Consolidated Subsidiaries” and together with Parent, the “Debtor”), whose chief executive office is located at 2520 ByPass Road, Elkhart, Indiana 46514, agree as follows:

1. DEFINITIONS

All terms defined in Articles 1 through 9 of the Uniform Commercial Code as enacted in Wisconsin shall have the meanings specified therein unless otherwise defined herein or unless the context requires otherwise. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, except as otherwise stated herein.

“Accounts” shall mean all of Debtor’s accounts, as such term is defined in the UCC, including each and every right of Debtor to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by Debtor or by some other person who subsequently transfers such person’s interest to Debtor, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which Debtor may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including, but not limited to, all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“Affiliate” shall mean (a) person or entity which directly or indirectly owns, controls or holds with power to vote, twenty percent (20%) or more of the outstanding voting securities of Debtor; (b) a corporation twenty percent (20%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by Debtor, or by a person or entity which is an Affiliate within the meaning of subclause (a) above; (c) a person or entity which manages, operates or leases all or a material part of Debtor’s business; (d) any director, officer or controlling person of Debtor; (e) any partnership in which Debtor is a general or limited partner; or (f) any limited liability company in which Debtor is a member.

“Affiliated Company” shall mean any of the following: (1) any company which is a member of a controlled group of corporations (determined under Section 1563(a) of the Internal Revenue Code without regard to Section 1563(a)(4) and (e)(3)(C)) which also includes Debtor as a member, (2) any trade or business under common control (as defined in Section 414(c) of the Internal Revenue Code) with Debtor, (3) a member of an affiliated service group (as defined in Section 414(m) of the Internal Revenue Code) which includes Debtor, and (4) any other entity required to be aggregated with Debtor under Section 414(o) of the Internal Revenue Code.

“Authorized Security Interest” shall mean the liens and security interests permitted pursuant to Section 8.2 hereof.

“Bank Affiliate” shall mean any one or more of First Business Bank and all other subsidiaries of First Business Financial Services, Inc.

“Business Day” shall mean any day other than a Saturday or Sunday on which banks are not authorized to be closed and on which the Federal Reserve Bank is open for the conduct of banking business with Federal Reserve member banks.

“Closing Date” shall mean the date hereof or such later date as all of the conditions precedent set forth in Section 17.1 hereof have been satisfied.

“Code” or “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any corresponding or succeeding law, together with any regulations, interpretations, announcements or decisions thereunder.

“Collateral” shall mean and include all personal property and assets of Debtor, other than the Excluded Assets, including, but not limited to, all of the following, whether now owned or existing or hereafter created or acquired, wheresoever located, together with all additions and accessions and all proceeds and products of the following, including, without limitation, cash, goods, deposit accounts, negotiable instruments and other instruments for the payment of money, chattel paper, rights to payment of money, security agreements or other documents, and all proceeds of credit or other forms of insurance coverage on any of the following, and all books and records pertaining to any of the following:

(1) all of Debtor’s Accounts, and all rights, title or interest in any other real or personal property represented by or securing the same, and all of Debtor’s rights as an unpaid vendor or lienor, including stoppage in transit, replevin or reclamation and any other items of real or personal property in which Debtor has granted or may in the future grant a lien or security interest to Lender hereunder or in any supplement hereto or otherwise;

(2) all supporting obligations, including all guarantees, mortgages on real or personal property, leases or other agreements or property securing or relating to any of the items referred to in Section (1) of this definition of “Collateral” or acquired for the purpose of securing and enforcing any of such items;

(3) all of Debtor’s Inventory;

(4) all of Debtor’s general intangibles, including, without limitation, all goodwill, Intellectual Property Rights, customer lists, supplier lists, franchises, all of Debtor’s interests in and rights to domain names and web sites and all rights and interests related thereto, tax refund claims and all other contract rights and chooses in action;

(5) all of Debtor’s instruments, including promissory notes, and all of Debtor’s documents;

(6) all of Debtor’s investment property;

(7) all of Debtor’s deposit accounts;

(8) all of Debtor’s machinery, equipment, motor vehicles of any nature and description, furniture and fixtures and all assets which are classified by Debtor as fixed assets for accounting purposes or which should be classified as fixed assets in accordance with generally accepted accounting principles;

(9) all of Debtor’s leases, rents, issues and profits;

(10) all of Debtor’s letter-of-credit rights and letters of credit;

(11) all of Debtor’s post office boxes and all of Debtor’s rights in connection therewith;

(12) all computer and other data processing hardware, all software programs, whether owned, licensed or leased, and all documentation for such hardware and software;

(13) all of Debtor’s books and records pertaining to any of the foregoing, however produced, reproduced or recorded, including, but not limited to, books and records stored or maintained on any type of computer and/or data processing system or equipment (including, but not limited to, all related discs, tapes, printouts and media); and

(14) all sums on deposit in the Collateral Account; and

(15) the Real Estate.

“Collateral Account” shall mean Lender’s account number 1991-395-00 maintained with First Business Bank for the benefit of Debtor.

“Collateral Agreements” shall mean and include all agreements, instruments, documents and other papers delivered or to be delivered hereunder or otherwise to create a security interest, mortgage or other lien in or on any property to secure the Obligations.

“Credit Facility A” shall mean the revolving credit facility provided by Lender to Debtor pursuant to the terms and conditions of and in the maximum amount set forth in Section 2.1 hereof.

“Customer” shall mean and include the account debtor with respect to any of the Accounts or the prospective purchaser with respect to any contract right or any party who enters into or proposes to enter into any contract or other arrangement with Debtor, pursuant to which Debtor is to deliver any personal property or perform any services.

“Default Period” shall mean any period of time beginning on the first day of the month in which an Event of Default occurs and ending on the date identified by Lender in writing as the date that such Default Period has ended.

“Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any corresponding or succeeding law, together with any regulations, interpretations, announcements or decisions thereunder.

“Excluded Assets” shall mean the following assets of Debtor:

(1) the real estate (including an idle plant) located at 3030 W. Silverspring Blvd., Ocala, Florida;

(2) the vacant real estate with a Property Tax No. R4415 03306 located at Colvin Court, McMinnville, Oregon;

(3) life insurance policies and any cash proceeds therefrom which are owned by the Parent.

“Guarantors” shall mean any Person now or hereafter guarantying payment of the Obligations.

“Intellectual Property Rights” shall mean all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Inventory” shall mean and include all inventory of Debtor, whether consisting of whole goods, spare parts or components, all personal property of Debtor held for sale, lease or demonstration, or to be furnished under contracts for service, goods leased to others, trade-ins and repossessions, raw materials, work in process, materials and supplies used or consumed in Debtor’s business, and all additions and accessions to any of the foregoing, including documents evidencing such property, and all such property which may be returned to Debtor by its Customers or repossessed by Debtor.

“Letter of Credit Liabilities” shall mean the sum of the aggregate amount available to be drawn under letters of credit issued at the request of Debtor by Lender or by a Bank Affiliate or other bank under an agreement with Lender plus the aggregate amount of any unreimbursed draws under any such letter of credit.

“Maximum Loan Amount” shall mean the maximum principal amount of Credit Facility A.

“Mortgages” shall mean the Real Estate Mortgages and Deeds of Trust by Debtor in favor of Lender with respect to the Real Estate.

“Net Earnings (Loss)” shall mean, for any fiscal period, Debtor’s after tax net income (loss), decreased by the sum of any extraordinary or non-operating income recorded by Debtor and increased by any extraordinary or non-operating expense or loss recorded by Debtor, as determined in accordance with generally accepted accounting principles consistent with those followed in preparation of the financial statements described in Section 7.1.1 and 7.1.2 hereof.

“Net Worth” shall mean (1) the total of all of Debtor’s assets minus (2) the aggregate of all Debtor’s liabilities and reserves of every kind and character, all determined in accordance with generally accepted accounting principles consistent with those followed in preparation of the financial statements described in Section 7.1.1 and 7.1.2 hereof.

“Note A” shall mean Debtor’s promissory note, substantially in the form attached hereto as Exhibit A.

“Notes” shall mean Note A and any other promissory note of Debtor which may be issued by Debtor hereunder, each as amended, restated, supplemented, modified or extended from time to time.

“Obligations” shall mean all of Debtor’s debts, notes (specifically including, but not limited to, the Notes), obligations and liabilities (specifically including, but not limited to, all liabilities of Debtor for advances made by Lender under Credit Facility A for reimbursement of draws made pursuant to letters of credit issued at the request of Debtor hereunder, and all unpaid interest, fees and expenses relating to all such letters of credit) of whatever nature or amount

(and any extensions, renewals, or modifications thereof) to Lender or any Bank Affiliate arising out of this Agreement or other credit or financial accommodations of whatever nature (direct, indirect, contingent or otherwise) previously granted, contemporaneously granted or granted in the future by Lender or any Bank Affiliate to Debtor, to Debtor and another, or to another guaranteed or endorsed by Debtor, and the performance of all covenants, conditions and agreements contained in this Agreement, the Notes, the Collateral Agreements or in any evidence of or document relating to any of the foregoing, and, to the extent not prohibited by law, costs and expenses of collection or enforcement of the Obligations, including, but not limited to, actual attorneys’ fees. Obligations shall include all amounts that Lender is obligated to pay or has paid as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to letters of credit issued at the request of Debtor by a Bank Affiliate or other bank. The Obligations shall be joint and several obligations of Parent and each of the Consolidated Subsidiaries without regard to the party requesting or utilizing the proceeds of loans made hereunder.

“One Year LIBOR Rate” shall mean, with respect to any date of determination, the average interbank offered rate for deposits in United States dollars in the London market (LIBOR), for a one year period, as published in the most recent The Wall Street Journal (or the rate for such deposits determined by Lender at such time based on such other published service of general application as shall be selected by Lender for such purpose).

“Operating Account” shall mean Debtor’s commercial demand account number 1087-363-00 maintained with First Business Bank.

“Original Termination Date” shall mean March 31, 2018.

“Pension Plan” shall mean an employee pension benefit plan, within the meaning of Section 3(2) of ERISA, which is maintained or sponsored by Debtor or any Affiliated Company, or to which Debtor or any Affiliated Company is required to contribute. The term “Pension Plan” also means any multi-employer plan within the meaning of Section 3(37) of ERISA, which is contributed to by Debtor or any Affiliated Company.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” shall mean either a Pension Plan or a Welfare Benefit Plan.

“Qualified Account” shall mean an Account owing to Debtor, less any finance charges and/or any amount reserved for discounts, which meets all of the following specifications:

(1) Sale of Goods or Services Rendered. It arose from the performance of services by Debtor, or from a bona fide sale or lease of goods, which have been delivered or shipped to the Customer and for which Debtor has genuine invoices, shipping documents or receipts, which sale is not a consignment sale, a sale on approval or a sale or return.

(2) Age of Invoice and Due Date of Invoice. It is payable within thirty (30) days of the invoice date and is not unpaid more than ninety (90) days past the date of invoice. An invoice may not be dated prior to performance of the service or delivery of the goods represented on that invoice.

(3) Past Due Accounts of Customer. Not more than twenty five percent (25%) of the accounts owing by the Customer are more than ninety (90) days past the date of invoice.

(4) Ownership. It is owned by Debtor free of all liens and encumbrances and security interests (except Lender’s security interest and subordinated Authorized Security Interests).

(5) Acceptance by Customer. It is enforceable against the Customer and for the amount shown as owing in the statements furnished by Debtor to Lender. No return, rejection or repossession has occurred. It and the transaction out of which it arose comply with all applicable laws and regulations. The merchandise or services have been fully accepted by the Customer without dispute and are not subject to any setoff, credit allowance or adjustment, nor is it subject to any defenses or counterclaims.

(6) Not a Contra Account. The Customer does not hold any account receivable from or other indebtedness of Debtor, including rebates payable by Debtor under its Volume Incentive Programs (VIP).

(7) Not a Foreign Receivable. The Customer has its principal place of business in the United States of America or the account is secured by either (i) a letter of credit in form satisfactory to Lender issued or confirmed by a United States of America bank satisfactory to Lender, or (ii) foreign credit insurance in form and substance satisfactory to Lender and assigned to Lender on terms satisfactory to Lender.

(8) Not Partial or Progress Billing. It does not represent partial billing or progress billing of a transaction with a Customer.

(9) Affiliates. It is not due from an Affiliate.

(10) Government as Customer. It is not due from the United States of America government or any of its departments, agencies or instrumentalities, unless Debtor has complied with Section 7.13 hereof to the satisfaction of Lender.

(11) Satisfaction of Lender as to Financial Condition of Customer. Lender is, and continues to be satisfied with the creditworthiness of the Customer in relation to the amount of credit extended and has not notified Debtor, orally or in writing, that the account or Customer is unsatisfactory.

(12) Concentration. It is not an otherwise Qualified Account owed by a Customer, to the extent that the balance of Accounts owed by such Customer exceeds twenty-five percent (25%) of the aggregate amount of all Accounts.

(13) Satisfaction of Lender. Lender has not notified Debtor, orally or in writing, that the account or Customer is unsatisfactory in any respect.

“Qualified Inventory” shall mean Debtor’s inventory of raw materials, specifically excluding goods in transit, consigned goods, office supplies, work-in-process, finished goods for sale, ingredients and packaging materials, which meets these specifications:

(1) Ownership. It is owned by Debtor free of all tax liens and other liens, encumbrances and security interests (except Lender’s security interest and subordinated Authorized Security Interests) and it is located at one of the locations listed on Schedule I hereto.

(2) Other Financing. No financing statement (other than Lender’s and those relating to subordinated Authorized Security Interests) is on file covering it or its products or proceeds.

(3) Documents. If it is represented or covered by documents of title, Debtor is the owner of the documents free of all tax liens and other liens, encumbrances and security interests (other than Lender’s security interest and subordinated Authorized Security Interests).

(4) Condition. It is in good condition and, in the case of goods held for sale, it is new and unused (except as Lender may otherwise consent in writing).

(5) Age-Obsolescence. It is less than six (6) months old and neither obsolete or obsolescent.

(6) Satisfaction of Lender. Lender has not notified Debtor, orally or in writing, that any of the Inventory is unsatisfactory.

“Real Estate” shall mean Debtor’s real property subject to the terms of the Mortgages, the addresses of which are set forth on Schedule I hereto.

“Real Estate Tax Reserve” shall mean at any time during each calendar year, an amount equal to the difference of (i) 1/12 of the total real estate taxes on the Real Estate due for the current calendar year times the number of calendar months or portions thereof elapsed since the beginning of such calendar year minus (ii) any portion of such real estate taxes which have been paid, as evidenced by an official receipt of the relevant taxing authority provided by Debtor to Lender.

“Subordinated Debt” shall mean such indebtedness of Debtor which is fully subordinated in right of payment, in a manner satisfactory to Lender, to the Obligations.

“Termination Date” shall have the meaning provided in Section 10 hereof.

“Unused Amount” shall mean, as of any date, Ten Million Dollars ($10,000,000.00) minus the outstanding principal amount under Credit Facility A.

“Welfare Benefit Plan” shall mean an employee welfare benefit plan, within the meaning of Section 3(1) of ERISA, which is maintained or sponsored by Debtor or any Affiliated Company, or to which Debtor or any Affiliated Company is required to contribute.

2. CREDIT FACILITIES

2.1. Credit Facility A. Subject to the terms, conditions and limitations hereof, including, without limitation, Section 4.1. hereof, and provided that no Event of Default has occurred hereunder, Lender agrees to lend (and upon repayment relend) money to Debtor in such amounts as Debtor from time to time requests, up to the maximum amount of Ten Million Dollars ($10,000,000.00). Advances by Lender hereunder shall be made by transfer to Debtor’s Operating Account. Loans so made shall be evidenced by Debtor’s Note A, and, in addition, Lender shall maintain a loan account ledger for Debtor, the debit balance of which shall reflect the amount of Debtor’s indebtedness to Lender from time to time by reason of any loans, advances or financial accommodations made in conformance with this Credit Facility A. Each month Lender shall render to Debtor a statement of account as of the last day of the preceding month, which statement shall be considered correct and accepted by Debtor and conclusively binding upon Debtor unless Debtor notifies Lender to the contrary within thirty (30) days from the date of mailing of said statement. Debtor promises to pay to Lender interest in accordance with Section 2.3 hereof and to pay all outstanding principal and accrued but unpaid interest under Note A in full on the date of the termination of this Agreement.

2.2. Intentionally Blank.

2.3. Interest Rate.

2.3.1. Interest Rate and Payment. The interest rate hereunder on the Notes shall be equal to three and three quarters percent (3.75%) per annum in excess of the One Year LIBOR Rate. If the index upon which the One Year LIBOR Rate is determined becomes unavailable during the term of this Agreement, Lender may designate a comparable substitute index after notifying Debtor. If at any time during the term hereof, Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the One Year LIBOR Rate, then Lender shall give notice thereof to Debtor by telephone or electronic mail as promptly as practicable thereafter and, until Lender notifies Debtor that the circumstances giving rise to such notice no longer exist, Lender may designate a comparable substitute rate after notifying Debtor. If at any time during the term hereof, the One Year LIBOR Rate will not adequately and fairly reflect the cost to Lender of making or maintaining the loans hereunder, then Debtor will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred. At any time during any Default Period or following the Termination Date, in Lender’s sole discretion and without waiving any of its other rights or remedies, the unpaid balances on the Notes shall bear interest at three percent (3.0%) per annum in excess of the rate that would apply in the absence of a default, effective as of the first day of the month in which such Default

Period begins through the last day of such Default Period, or any shorter time period that Lender may determine. Interest shall be computed daily based upon a three hundred sixty (360) day year and the One Year LIBOR Rate and the outstanding loan balances as they exist at the end of each day. Changes in the One Year LIBOR Rate shall become effective without notice to Debtor; however, Lender will advise Debtor of such changes upon Debtor’s request. Interest for each calendar month on the Notes shall be due and payable to Lender by Debtor as of the first day of the next succeeding month and on the date of termination of this Agreement, and at Lender’s sole option may be debited to Debtor’s loan account ledger for Credit Facility A.

2.3.2. Intentionally Blank.

2.3.3. Facility Fees – Reimbursement of Expenses. In addition to all other amounts to be paid by Debtor hereunder, Debtor shall pay Lender the following fully earned non-refundable fees: (i) a facility fee of One Hundred Fifty Thousand Dollars ($150,000.00) payable at closing, (ii) annual facility fees of Fifty Thousand Dollars ($50,000.00) each, payable on each anniversary of the Closing Date, (iii) an unused line fee payable in arrears at the rate of one quarter percent (.25%) per annum on the average daily Unused Amount during the prior calendar month, payable on the first day of each month and on the date of termination of this Agreement (for the partial month then ended), (iv) monthly bank assessment fees equal to one quarter percent (.25%) per annum of the Maximum Loan Amount each, payable in arrears on the first day of each month and on the date of termination of this Agreement, (v) at any time outstanding Obligations and Letter of Credit Liabilities under Credit Facility A (as evidenced by Debtor’s loan account ledger for Credit Facility A) exceeds the amount permitted in accordance with Section 4.1 (herein, an “overadvance”), in Lender’s sole discretion and without waiving any of its other rights or remedies, daily overadvance fees at Lender’s then applicable rate, which are currently One Thousand Dollars ($1,000.00) per day, payable on the dates each such overadvance occurs, and (vi) monthly letter of credit fees payable in arrears at the rate of one quarter percent (.25%) on the outstanding amount of letters of credit issued at the request of Debtor by Lender or by a Bank Affiliate or other bank and outstanding during the prior month, payable on the first day of each month after the issuance of each such letter of credit, plus all applicable issuance fees, draw fees, amendment fees and other related fees. Amounts to be reimbursed by Debtor include all of Lender’s legal fees incurred in negotiating and preparing the documentation for this extension of credit, along with all other normal and customary out of pocket fees relating to and expenses associated with preparation for closing and the actual closing of the transaction contemplated by this Agreement, including, without limitation, travel and travel related expenses of Lender’s personnel incurred in connection with due diligence and closing activities related to the transaction contemplated by this Agreement (whether or not the transaction closes or funds are advanced), all of which amounts shall be payable upon demand. Debtor shall also pay Lender, upon demand, for all field examinations of Debtor and its assets performed by Lender (at Lender’s standard fee plus out of pocket expenses) or on behalf of Lender (by reimbursing Lender’s actual expense), whether conducted in conjunction with Lender’s pre-closing due diligence or during the term of this Agreement. To the extent the Obligations are being prepaid in full prior to the Termination Date, any fees or other amounts otherwise payable under this Section 2.3.3 after such prepayment date but on or prior to the Termination Date shall be due and payable with the final payment of the Obligations. All amounts owing under this Section 2.3.3 may be debited to Debtor’s loan account ledger for Credit Facility A.

2.3.4 Limitation on Interest. In no contingency or event whatsoever shall the interest rate charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event such a court determines that Lender has received interest hereunder in excess of the highest rate permissible under law, Lender shall promptly refund such excess to Debtor without penalty or damages of any kind.

2.4. Requests for Advances. Each Consolidated Subsidiary hereby irrevocably designates Parent to act on its behalf to request advances hereunder and hereby authorizes Lender to pay over and credit all loan proceeds hereunder in accordance with the requests of Parent. Requests for advances hereunder received prior to 1:00 p.m. Central Time on a Business Day will be processed on the same Business Day and, subject to availability terms and absence of default hereunder will be honored the same Business Day. Requests for advance received after 1:00 p.m. Central Time on any Business Day or on any other day will be processed on the next Business Day. Notwithstanding the foregoing, until such time as Parent has requested an advance pursuant to the foregoing sentence, Debtor has requested, and Lender hereby agrees, that on each Business Day on which the cash receipts posted to Debtor’s loan account ledger in accordance with the provisions of Section 5.2 exceed the amount of outstanding loans to Debtor, if any (such excess receipts being the “Excess Amount”), without further request by Debtor, Lender shall make an advance of funds in the amount equal to the Excess Amount for credit to the Operating Account. The foregoing constitutes a continuing request for such advances and shall remain in effect so long as Parent has not made a request for an advance in accordance with the second sentence hereof, or until otherwise cancelled by either Debtor, upon two (2) Business Days prior notice to Lender or Lender, upon notice to Debtor.

2.5. Letters of Credit. Subject to the terms, conditions and limitations hereof, including, without limitation, Section 4.1. hereof, and provided that no Event of Default has occurred hereunder, Lender agrees, if requested by Debtor, to issue, or cause to be issued by a Bank Affiliate or other bank, letters of credit for the account of Debtor, in accordance with Lender’s or such Bank Affiliate’s or other bank’s usual and customary business practices, provided that Lender or such Bank Affiliate or other bank shall have received, each in form and substance reasonably acceptable to it and duly executed by Debtor, the documents that Lender or such Bank Affiliate or other bank generally uses in the ordinary course of its business for issuance of letters of credit of the type requested. No letter of credit may have an expiration date later than the date that is thirty (30) days prior to the Termination Date. Notwithstanding anything to the contrary contained herein, Debtor and Lender hereby agree that all obligations of Debtor to reimburse or pay Letter of Credit Liabilities shall be satisfied by the prompt issuance of one or more advances under Credit Facility A, which Debtor hereby acknowledges are requested and (x) if the conditions for such advances are met, Lender hereby agrees to fund, and (y) if the conditions for such advances are not met, Debtor may but shall not be obligated to fund. All amounts not so reimbursed shall bear interest as provided in any applicable letter of credit application or letter of credit agreement (or any promissory note issued by Debtor in connection therewith), or in the absence of such provision, shall bear interest and be payable at the same rate and in the same manner as advances under Credit Facility A.

3. SECURITY INTEREST AND PLEDGE

To secure the payment and performance of all of Debtor’s Obligations as herein defined, and as a contemporaneous exchange for value, each of Parent and each Consolidated Subsidiary hereby grants, pledges, hypothecates and assigns to Lender and each Bank Affiliate a lien and security interest in all of such party’s right title and interest in the Collateral, as herein defined, and all of its ledger sheets, files, records, documents and instruments relating to the Collateral. Upon request by Lender, Debtor will grant Lender a security interest in all commercial tort claims it may have against any Person.

Debtor also grants Lender and each Bank Affiliate a security interest and lien in any credit balance or other money now or hereafter owed Debtor by Lender or any Bank Affiliate, and Debtor agrees that Lender may at any time after an occurrence of an Event of Default, without notice or demand, set off against such credit balance or other money any amount unpaid under the Obligations.

Lender shall have received within thirty (30) days after closing written reports establishing to the satisfaction of Lender that financing statements and, as appropriate, fixture financing statements have been effectively filed and/or recorded in all appropriate offices providing Lender with a perfected first priority security interest in the personal property and fixtures Collateral described herein.

4. COLLATERAL–OBLIGATION RATIOS

4.1. Facility A. Without Lender’s written consent, Debtor shall not at any time permit the sum of the aggregate amount of those Obligations reflected by the loan account ledger for Credit Facility A, plus all Letter of Credit Liabilities to exceed the lesser of (i) Ten Million Dollars ($10,000,000.00), or (ii) the sum of:

4.1.1. eighty percent (80%) of the amount owing on Qualified Accounts (after deducting payments on Qualified Accounts which are in the process of collection by Lender); plus

4.1.2. ten percent (10%) of Qualified Inventory at cost or wholesale market value, whichever is lower (subject to a maximum of One Million Five Hundred Thousand Dollars ($1,500,000.00)); less

4.1.3. the Real Estate Tax Reserve; less

4.1.4. any reserves Lender, in its sole discretion, deems necessary or appropriate; taking into account Debtor’s and Debtor’s Customers’ financial condition and prospects, the nature and condition of the Collateral, applicable contingencies and any other factor deemed material by Lender.

4.2. Additional Payments. In addition to other required payments, Debtor shall pay Lender, in reduction of the Obligations owing to Lender at any time, such sums as may be necessary from time to time to maintain the foregoing ratios and to comply with the foregoing advance limits. Such ratio is stated only for the purpose of advances under this Agreement and not for valuation of the Collateral.

5. COLLECTIONS

5.1. Collection Service. Prior to Lender making any advances hereunder, Debtor hereby agrees to enter into a Tri-Party Account Agreement (the “Tri-Party Agreement”), pursuant to which Lender, First Business Bank and Debtor shall agree upon the procedures for processing Collections through the Collateral Account.

5.2. Receipt and Credit for Collection. All checks, drafts, cash, notes, money orders, acceptances and other remittances (“Collections”) in part or full payment of and with respect to the Collateral received directly by Debtor shall immediately be delivered by Debtor to Lender (for deposit in the Collateral Account) via electronic transmission (referred to as “remote capture deposit”) or by Debtor to Lender in precisely the form received (but endorsed by Debtor if necessary for collection), and until such delivery such Collections shall be held by Debtor in trust for Lender. To the extent Debtor is to receive Collections via ACH initiated by Debtor or other electronic transfers, such transfers shall be made to the Collateral Account. Collections received in the Collateral Account shall be transferred to Lender’s general funding account and applied by Lender against the Obligations subject to a one-half (1/2) Business Day collection period by crediting Debtor’s loan account ledger for Credit Facility A. (Availability, however, shall be determined on the basis of Collections being applied against the Obligations upon receipt in Lender’s general funding account.) In the event that any such item, the amount of which has been credited against the Obligations, is subsequently dishonored or otherwise returned unpaid to Lender or First Business Bank, Lender may retroactively debit Debtor’s loan account ledger for Credit Facility A for the amount of such item.

5.3. Verification and Notification. Lender may confirm and verify all Accounts in any manner, and Debtor shall assist Lender in so doing. Lender may terminate Debtor’s authority to make Collection at any time. Lender may at any time notify, or require Debtor to notify, all of Debtor’s Customers or any of them to make payment directly to Lender and Lender may enforce collection of, settle, compromise, extend or renew the indebtedness of any or all of Debtor’s Customers without liability of any kind. Until Debtor’s Customers are otherwise notified, Debtor, as agent of Lender, shall make Collections on the Accounts.

5.4. Authority to Perform for Debtor. To the fullest extent permitted by law, Debtor appoints each and every agent of Lender as Debtor’s attorney-in-fact to endorse the name of Debtor on any notes, acceptances, checks, drafts, money orders or other instruments for the payment of money or any security interest that may come into Lender’s possession and to sign Debtor’s name on any invoice or bill of lading relating to any of the Accounts, on drafts against Customers, and notices to Customers. This power, because it is coupled with an interest, is irrevocable while any Obligation remains unpaid. Lender is hereby authorized and empowered to accept the return of goods represented by any of the Accounts, without notice to or the consent of Debtor, without discharging or in any way affecting Debtor’s liability hereunder. All acts of Lender or its appointee pursuant to this Section 5.4 are hereby ratified and approved, and Lender or its appointee shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except to the extent arising out of the willful misconduct of Lender or its appointee.

6. DEBTOR’S WARRANTIES

Debtor warrants that while any of the Obligations are unpaid or unsatisfied:

6.1. Accuracy of Information. All information, certificates or statements given to Lender pursuant to this Agreement shall be true and complete when given.

6.2. Accuracy of Financial Statements. As of the date hereof, to the best of Debtor’s knowledge no material adverse change has occurred or is about to occur which would affect the business, operations, assets, property, prospects or financial condition of Debtor as reflected in Debtor’s May 31, 2014 fiscal year end audited financial statements, or its interim financial statements previously provided to Lender by Debtor. The sale by Parent of its recreational vehicle business which occurred after the end of Debtor’s fiscal year ended May 31, 2014 shall not be deemed a material adverse change under this Agreement. Debtor agrees to notify Lender immediately of any adverse changes to said financial statements.

6.3. Names; Addresses. The address appearing on page 1 hereof is Debtor’s chief executive office and Parent’s principal place of business and the address of the office where Parent keeps its records concerning Accounts and contract rights. The addresses of each Consolidated Subsidiary’s principal place of business are set forth on Schedule I. Such locations shall not be changed without the prior written consent of Lender. Except as listed on Schedule I, there are no other locations at which Debtor keeps any Collateral or records except for the real estate identified as an Excluded Asset. Parent’s name as indicated in the records of its state of organization is Skyline Corporation, and each Consolidated Subsidiary’s name as indicated in the records of its state of organization is set forth on Schedule I. Schedule I hereto lists, in addition to Collateral and record locations outside Parent’s principal office, all prior corporate names and all trade names by which Debtor is now known or was previously known within the past five years.

6.4. Organization. Each of Parent, Homette and Layton is a duly organized, validly existing corporation in good standing under the laws of the State of Indiana and Homes is a duly organized, validly existing corporation in good standing under the laws of the State of California, and each is duly qualified to do business and is in good standing in every jurisdiction in which each is required under the laws of such jurisdiction to qualify to do business or otherwise register. Debtor has filed all reports required to be filed by Debtor with the Indiana Secretary of State and the California Secretary of State in order to maintain each charter of Parent and each Consolidated Subsidiary and no proceeding is pending to revoke any charter of Parent or any Consolidated Subsidiary or dissolve any of the foregoing parties.

6.5. Other Agreements. Debtor is not in default under any agreement for the payment of money.

6.6. Unfunded Liabilities – ERISA. Except as set forth on Schedule II, Debtor has no Plan. None of the Pension Plans has an accumulated funding deficiency, as defined under Section 302 of ERISA and Section 412 of the Internal Revenue Code whether or not waived. All of the Pension Plans are qualified under Section 401(a) of the Internal Revenue Code and the related trusts are exempt from tax under Section 501(a) of the Internal Revenue Code. Debtor has not incurred and does not expect to incur any liability to the Pension Benefit Guaranty Corporation (“PBGC”), or to any trustee appointed pursuant to ERISA Section 4042, with respect to any Pension Plan, and the PBGC has not instituted proceedings to terminate any Pension Plan or to have a trustee appointed under ERISA Section 4042 to administer or terminate any Pension Plan. There are no pending investigations by any government agency involving the Plans. Except as set forth on Schedule II hereto, no event has occurred, and there exists no condition or set of circumstances which presents a risk of termination of any Pension Plan or which could result in any liability on the part of Debtor to the PBGC and there has been no reportable event (as defined in Section 4043(b) of ERISA). Debtor has not engaged in any “prohibited transaction” (as defined in ERISA Section 406 and Section 4975 of the Internal Revenue Code), with respect to a Plan or any of the related trusts, which may result in any civil penalty assessed pursuant to ERISA Section 502(i) or a tax imposed by the Internal Revenue Code. Debtor has no withdrawal liability assessed or contingently assessable under ERISA as to any Pension Plan which is a multi–employer Plan. Except as set forth on Schedule II, Debtor does not maintain unfunded Welfare Benefit Plans (within the meaning of ERISA Section (1)) for employees of Debtor which cannot be terminated without further financial obligation on the part of Debtor upon notice of not more than thirty (30) days. Each of the Plans has been administered at all times, and in all material respects, in accordance with its terms. Debtor has fully complied with the notice and continuation of coverage requirements of Sections 601 through 608 of ERISA and Section 4980B of the Internal Revenue Code. All reports, statements, returns, and other information required to be furnished or filed with respect to the Plans have been furnished or filed, or both, in accordance with Sections 101 through 105 of ERISA and Section 6057 through 6059 of the Internal Revenue Code, and they are true and correct. Records of the Plans have been maintained in accordance with Section 107 of ERISA. Debtor and all other fiduciaries (as defined in Section 3(21) of ERISA) with respect to any of the Plans do not have any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No action, proceeding or claim has been asserted, or is pending or threatened, against Debtor or any Plan fiduciary with respect to any Plan and no basis exists therefor. For purposes of this Section 6.6, “Debtor” shall include Debtor and any Affiliated Company.

6.7. Ownership. Debtor is the exclusive owner of the Collateral free of all encumbrances, security interests, liens and interests of third parties whatsoever (except Lender’s security interest and Authorized Security Interests), and chattel paper constituting Collateral evidences a perfected security interest in the goods covered by it, free from all other encumbrances and security interests, and no financing statement (other than Lender’s or one giving rise to an Authorized Security Interest) is on file covering the Collateral or any of it. If Inventory is represented or covered by documents of title, Debtor is the owner of the documents, free of all encumbrances and security interests other than Lender’s security interest and Authorized Security Interests. Debtor is duly authorized to sell, transfer, pledge and grant a security interest in each and every item of the Collateral.

6.8. Litigation. There is no litigation or proceeding pending or, to the knowledge of any of Debtor’s officers, threatened against Debtor which might materially adversely affect the condition of Debtor or the ability of Debtor to perform the Obligations.

6.9. Fiscal Year. Debtor’s fiscal year ends on May 31.

6.10. Validity of Agreement. The execution and delivery of this Agreement to Lender will not violate or constitute a breach of Parent’s or any Consolidated Subsidiary’s Articles of Incorporation, Bylaws or other organizational papers or any indenture, agreement or undertaking to which Debtor is a party or is subject.

6.11. Dump Sites. With respect to the period during which Debtor owned or occupied its real estate, and to the best of Debtor’s knowledge after reasonable investigation, with respect to the time before Debtor owned or occupied its real estate, no person or entity has caused or permitted materials to be stored, deposited, treated, recycled or disposed of on, under or at any real estate owned or occupied by Debtor, which materials, if known to be present, would require cleanup, removal or some other remedial action under Environmental Laws.

6.12. Tanks. Except as disclosed on Exhibit B hereto there are not now, nor to the best of Debtor’s knowledge after reasonable investigation have there ever been, tanks or other facilities on, under, or at any real estate owned or occupied by Debtor which contained materials which, if known to be present in soils or ground water, would require cleanup, removal or some other remedial action under Environmental Laws.

6.13. Other Environmental Conditions. Except as disclosed on Exhibit C hereto to Debtor’s knowledge after reasonable investigation, there are no conditions existing currently or likely to exist during the term of this loan which would subject Debtor to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by Debtor.

6.14. Changes in Laws. To the best of Debtor’s knowledge, there are no proposed or pending changes in Environmental Laws that would have a material adverse effect on Debtor.

6.15. Environmental Judgments, Decrees and Order. Debtor is not subject to any judgment, decree, order or citation related to or arising out of Environmental Laws and has not been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any Environmental Laws.

6.16. Environmental Permits and Licenses. Debtor has all permits, licenses and approvals required under Environmental Laws, including all permits, licenses and approvals relating to air emissions or disposal of hazardous waste or wastewater.

6.17. Employee Controversies. There are no controversies pending or, to the best of Debtor’s knowledge after diligent inquiry, threatened or anticipated between Debtor and any of its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of Debtor.

6.18. Labor Matters. There are no strikes or other labor disputes against Debtor pending or, to Debtor’s knowledge, threatened. The hours worked and payment made to employees of Debtor have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from Debtor, or for which any claim may be made against Debtor, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Debtor. The consummation of the transactions contemplated by this Agreement will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Debtor is a party or by which Debtor is bound.

6.19. Patents; Trademarks; Licenses. Debtor possesses adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks and trade names to continue to conduct its business as heretofore conducted. All of the following, whether unregistered, federally registered or for which Debtor has made application for federal registration, whether owned by or licensed to Debtor, are listed on Schedule III hereto: patents, patent applications, copyrights, service marks, trademarks and trade names.

6.20. Investment Company. Debtor is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.21. Consignments. None of the inventory in Debtor’s possession was obtained by Debtor on consignment or approval, except for consigned inventory from Universal Forest Products, which inventory is segregated from Debtor’s other inventory.

6.22. Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in Debtor’s records pertaining thereto as being obligated to pay such obligation.

6.23. Financing Statements. Debtor has authorized the filing of financing statements sufficient when filed to perfect the security interests in personal property created hereby. When such financing statements are filed in the offices noted therein, Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

7. DEBTOR’S AFFIRMATIVE COVENANTS

During the term of this Agreement, and until the Obligations are paid or satisfied in full, Debtor covenants and agrees as follows:

7.1. Business Records; Reports. Debtor shall maintain a standard and modern system of business records prepared in accordance with generally accepted principles of accounting consistently applied throughout all accounting periods and shall furnish Lender such reports respecting the business, assets and financial condition of Debtor as Lender may reasonably request, all of which reports shall be certified, in form satisfactory to Lender, by a principal officer of Debtor or, when requested by Lender, audited by an independent certified public accountant who is reasonably satisfactory to Lender. Lender shall have the right at any time during normal business hours to verify, check, inspect and make abstracts and copies of all of Debtor’s books, accounts, records, audits, orders, correspondence, corporate minute books and other legal records and such other papers, computer files, discs, tapes, printouts and other media as Lender may desire. In addition to the foregoing, Debtor agrees to deliver to Lender:

7.1.1. Within ninety (90) days after the end of each fiscal year of Debtor, a balance sheet of Debtor as of the close of such fiscal year and related statements of earnings, retained earnings and statements of cash flows for such year, each with comparative figures for the preceding fiscal year, all in reasonable detail satisfactory to Lender, prepared on a consolidated basis in accordance with generally accepted accounting principles consistently applied, as audited by an independent certified public accountant reasonably satisfactory to Lender.

7.1.2. Within thirty (30) days after the end of each fiscal month, a balance sheet and related statements of earnings, retained earnings and statements of cash flows for such month, in each case with comparative figures for the same month in the preceding fiscal year, prepared on the same basis as the most recent annual statement provided pursuant to Section 7.1.1 above, subject to year-end audit adjustments and the absence of footnotes, and certified by an officer of Debtor.

7.1.3. As often as requested by Lender, but at least weekly, a report in the form required by Lender reporting sales, credit memos and collections, and reflecting the Collateral–Obligation Ratio (based on daily Qualified Accounts and monthly Qualified Inventory figures) as of the end of the prior Business Day, together with such information relating to the Collateral as Lender may request, certified by an authorized signatory of Debtor.

7.1.4. Within ten (10) days after the end of each month, agings of Debtor’s accounts payable and accounts receivable and inventory listings, each as of the end of such month.

7.1.5. On or before thirty (30) days prior to the end of each fiscal year of Debtor commencing with the fiscal year of Debtor ending May 31, 2015, Debtor shall furnish to Lender a Business Plan (as defined hereinafter) for Debtor for the next succeeding fiscal year of Debtor. For purposes of this Section 7.1.6, “Business Plan” shall mean a statement prepared by Debtor’s management of management’s intentions and projections with regard to anticipated business developments or objectives relating to Debtor’s business, including (a) a statement of Debtor’s projected Inventory and sales, (b) an operating and capital budget, and (c) projections of (i) monthly balance sheets of Debtor, for such fiscal year of Debtor, (ii) monthly statements of income and expense and of shareholders’ equity of Debtor, for such fiscal year of Debtor, and (iii) monthly budgets of capital expenditures to be incurred by Debtor during such fiscal year of Debtor. The Business Plan shall be in reasonable detail and certified by the President of Debtor as having been prepared in good faith and to the best knowledge and ability of Debtor. Debtor shall, promptly upon any material revision of any of the foregoing, provide a copy of such revision to Lender.

7.1.6. Upon receipt by Debtor, copies of all management letters and detailed audit reports submitted to Debtor by independent certified public accountants.

7.1.7. Within thirty (30) days after the end of each month, a statement in the form of Exhibit D hereto certified by the chief financial officer of Debtor, in form and content satisfactory to Lender, representing and warranting that (a) the representations and warranties contained in this Agreement are true and correct as of the date of such statement, except for changes permitted or contemplated by this Agreement which have been disclosed in writing to Lender; (b) no condition, event, act or omission has occurred or exists which constitutes an Event of Default under this Agreement or, if such condition, event or act has occurred or does exist; stating in reasonable detail all relevant facts with respect thereto, (c) no condition, event, act or omission has occurred which, with the giving of notice or the passage of time, will constitute an Event of Default under this Agreement or, if such a condition, event, act or omission has occurred, stating in reasonable detail all relevant facts with respect thereto, (d) the financial statements of Debtor submitted with such statement have been prepared in accordance with generally accepted accounting principles consistently applied, subject to year-end adjustments and (e) Debtor is in compliance with the following Sections of this Agreement: 7.24, 7.25, and 8.3 and providing relevant factual information and computations to evidence such compliance.

7.1.8. As Lender may request from time to time, copies of remittances received by Debtor with those Collections deposited in the Collateral Account by remote capture deposit.

7.2. Conduct of Business. Debtor shall maintain current filings of each of Parent’s and each Consolidated Subsidiary’s Articles of Incorporation in all states in which any such party is qualified to do business, and do all things necessary for each of Parent, Homette and Layton to remain duly organized and validly existing as an Indiana corporation and for Homes to remain duly organized and validly existing as a California corporation, and maintain all requisite authority to conduct its business in each of Indiana and California and in all other states as may be required.

7.3. Changes in Status of Collateral. Debtor shall promptly notify Lender if any Qualified Account or Qualified Inventory ceases to be qualified.

7.4. Chattel Paper, Instruments, etc. Chattel Paper, instruments, drafts, notes, acceptances, and other documents which constitute Collateral shall be on forms satisfactory to

Lender. Debtor shall promptly mark all such forms of Collateral to indicate conspicuously Lender’s interest and upon Lender’s request, immediately deliver them to Lender, duly endorsed or assigned by Debtor.

7.5. Collateral Records and Statements. Debtor shall keep accurate and complete books and records pertaining to the Collateral in such detail and form as Lender requires and in accordance with generally accepted principles of accounting consistently applied, including, but not limited to, schedules of inventory, original orders, invoices, and shipping documents. At the request of Lender, Debtor shall furnish to Lender a statement, certified by Debtor and in such form and containing such information as may be prescribed by Lender, showing the current status and value of the Collateral.

7.6. Taxes and Expenses. Any taxes (excluding income taxes of Lender) payable or ruled payable by any Federal or State authority in respect of this Agreement, any Note or any Collateral Agreement shall be paid by Debtor, together with interest and penalties, if any, provided that Debtor shall be allowed to contest the same in good faith so long as (1) Debtor maintains adequate reserves therefor, (2) Debtor gives Lender notice thereof, and (3) Lender will not be adversely affected thereby. Debtor shall also reimburse Lender for all fees and out-of-pocket expenses and disbursements incurred by Lender in connection with this Agreement, any Note or any of the Collateral Agreements, including the actual legal fees and expenses of Lender’s legal counsel. Debtor also agrees to pay the fees and expenses incurred by Lender in connection with any subsequent amendment or modification of this Agreement, any Note or any of the Collateral Agreements, or their collection and/or enforcement (including, but not limited to, attorney fees and time charges of attorneys who may be employees of Lender).

7.7. Inspection of Collateral. At reasonable times Lender may examine the Collateral and have full access to, and right to audit, check, inspect and make abstracts and copies from Debtor’s books and records pertaining to it, wherever located; and Debtor shall assist Lender in so doing. In connection therewith, Lender may from time to time in its sole discretion conduct or engage a third party to conduct field audits/examinations of the Collateral and Debtor’s books and records pertaining thereto, and to the extent provided in and otherwise consistent with Section 2.3.3 hereof, Debtor shall pay to Lender the cost of such audits/examinations upon Lender’s presentation of an invoice therefor.

7.8. Insurance. Debtor shall procure forthwith and maintain insurance against loss, theft, destruction and damage to the Collateral for the full insurable value thereof, with such companies as are acceptable to Lender for the life of this Agreement, plus other insurance thereon in the amounts and against such risks as Lender may specify, and promptly, but no later than one hundred twenty (120) days after the Closing Date, deliver an original copy of each such policy to Lender, with a standard Lender’s Loss Payable Clause in favor of Lender. Further, Debtor shall cause its insurer to deliver to Lender an Evidence of Property Insurance prior to the date hereof and each year promptly following renewal of each such policy. Loss or damage to the Collateral shall not release Debtor from any of its Obligations to Lender. Lender is authorized, but not obligated, in the name of Debtor or otherwise, to make, adjust, settle claims under or cancel any insurance on the Collateral and apply all insurance proceeds against the Obligations. All policies of insurance shall provide for at least thirty (30) days prior written notice to Lender of cancellation, non-renewal or modification to its terms. In addition, Debtor agrees to maintain workman’s compensation and life insurance on key officers in reasonable amounts designated at any time or from time to time by Lender. All liability insurance policies must name Lender as an additional insured.

7.9. Maintenance of Collateral. Debtor shall maintain the Collateral and every part thereof in good condition and repair and not permit its value to be impaired (excepting only reasonable wear and tear); keep it free from all tax liens and other liens, encumbrances and security interests (other than Lender’s security interest and Authorized Security Interests); defend it against all claims and legal proceedings by persons other than Lender; pay and discharge when due all taxes, levies and other charges or fees levied or assessed upon it; provided, however, that Debtor shall be allowed to contest the same in good faith so long as (1) Debtor maintains adequate reserves therefor, (2) Debtor gives Lender notice thereof, and (3) Lender will not be adversely affected thereby; not lease, sell, transfer it from the premises where now located, or otherwise dispose of it or permit it to become a fixture or accession to other goods, without the prior written approval of Lender, except for sales or leases of Inventory in the ordinary course of business; provided, however, that Debtor shall be allowed to sell not more than one of Debtor’s manufactured housing plants so long as (1) a Default Period is not then in effect and (2) the net proceeds of such sale shall be applied to reduce outstanding advances under Credit Facility A to the extent required by Lender in its sole discretion not permit it to be used in violation of any applicable law, regulations, or policy of insurance; and, as to Collateral consisting of instruments and chattel paper, preserve rights in it against prior parties.

7.10. Maintenance of Security Interest. Debtor shall pay all expenses and, upon request, take any action reasonably deemed advisable by Lender to preserve the Collateral or to establish priority of, perfect, continue perfected, terminate or enforce Lender’s interest in it or rights under this Agreement. Debtor shall execute and deliver to Lender any and all documents Lender reasonably requests to perfect its security interest in any or all Collateral. Debtor authorizes Lender to file from time to time where permitted by law, such financing statements against collateral described as “all personal property” or “all assets” as Lender deems necessary or useful to perfect Lender’s interest in or rights under this Agreement.

7.11. Notice of Changes. Debtor shall promptly notify Lender in writing of any change of its officers, directors or key employees; use of any trade name not listed on Schedule I hereto; acquisition of any federally registered patents, patent applications, copyrights, service marks, trademarks or trade names; application for registration of any patents, patent applications, copyrights, service marks, trademarks or trade names; death of any guarantors; any sale or purchase not in the regular course of Debtor’s business; or any other material change in the business or financial affairs of Debtor.

7.12. Return and Repossession. In the event of any return, reclamation or repossession of any Collateral, Debtor shall immediately notify Lender and remit to Lender the amount credited by Debtor to the account of the Customer to whom such goods had previously been sold or leased.

7.13. United States of America Contracts. If any Accounts arose out of contracts with the United States of America or any of its departments, agencies or instrumentalities, Debtor shall promptly notify Lender and execute any writings required by Lender in order that all money due or to become due under such contracts shall be assigned to Lender and proper notice of the assignment given under the Federal Assignment of Claims Act or other applicable laws or regulations; and prior to completion of the foregoing, such Accounts shall be excluded from Qualified Accounts.

7.14. Use of Proceeds. Advances by Lender to Debtor under this or other agreements shall be used exclusively by Debtor for operating capital and other valid corporate purposes.

7.15. Compliance with Laws. Debtor shall comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

7.16. Notice of Default. Debtor shall give prompt notice in writing to Lender of the occurrence of any default or of any other development, financial or otherwise, which might materially adversely affect its business, properties or affairs or the ability of Debtor to perform the Obligations.

7.17. Further Assurances. Upon the reasonable request of Lender from time to time, Debtor shall execute and deliver to Lender in form acceptable to Lender’s counsel (i) all such further documents and assurances in order to perfect and/or maintain any security interest or mortgage granted to Lender, (ii) collateral assignments of all leases of real or personal property acquired by Debtor after the date of this Agreement, (iii) mortgage and security agreements covering all trademark and trade name registrations and applications acquired by Debtor, (iv) motor vehicle lien applications and other documentation reasonably requested by Lender to cause Lender to be named as a Lender on the titles to Debtor’s vehicles, and (v) assignments of life insurance.

7.18. Maintain Deposits. Except for the deposit accounts identified on Schedule V hereto, Debtor shall maintain all its commercial demand, deposit and other cash disbursement accounts with First Business Bank. Subject to the provisions of Section 5.2, Debtor shall deposit or cause to be deposited all Collections in the Collateral Account established for the benefit of Debtor at First Business Bank. Such accounts shall at all times have deposits in sufficient amounts to pay all bank charges and fees charged in connection therewith, including, but not limited to, all deposit account charges, wire transfer fees, ACH fees and all fees for cash management services.

7.19. Margin Security. As of the execution hereof, Debtor does not own any margin security and none of the loans advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

7.20. Compliance with Environmental Laws. Debtor shall timely comply with all applicable Environmental Laws.

7.21. Orders, Decrees and Other Documents. Debtor shall provide to Lender immediately upon receipt copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Debtor or a cleanup, removal, remedial action, or other response by or on the part of Debtor under Environmental Laws which seeks damages or civil, criminal or punitive penalties from Debtor for an alleged violation of Environmental Laws.

7.22. Agreement to Update. Debtor shall advise Lender in writing as soon as Debtor becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate.

7.23. Sales on Consignment. Debtor shall promptly notify Lender of all sales of Inventory on consignment, on sale or return or on sale or approval, and Debtor shall take all steps requested by Lender to protect Debtor’s interest in such Inventory and to perfect Lender’s security interest in such Inventory.

7.24. Net Worth. Debtor’s Net Worth shall equal at least the following amounts as of each of the following dates:

Determination Date	Net Worth Amount
May 31, 2015	Actual Net Worth as of the prior May 31 minus $13,000,000.00

August 31, 2015	Actual Net Worth as of the prior May 31 minus $1,000,000.00

November 30, 2015	Actual Net Worth as of the prior May 31 minus $2,000,000.00

February 28, 2016	Actual Net Worth as of the prior May 31 minus $3,500,000.00

May 31, 2016	Actual Net Worth as of the prior May 31 minus $3,500,000.00

August 31, 2016	Actual Net Worth as of the prior May 31 minus $1,000,000.00

November 30, 2016	Actual Net Worth as of the prior May 31 minus $1,500,000.00

February 28, 2017	Actual Net Worth as of the prior May 31 minus $1,750,000.00

May 31, 2017	Actual Net Worth as of the prior May 31 minus $1,750,000.00

August 31, 2017 and each August 31 thereafter	Actual Net Worth as of the prior May 31 minus $250,000.00

November 30, 2017 and each November 30 thereafter	Actual Net Worth as of the prior May 31

February 28, 2017 and each February 28 thereafter	Actual Net Worth as of the prior May 31 plus $250,000.00

May 31, 2018 and each May 31 thereafter	Actual Net Worth as of the prior May 31 plus $500,000.00

7.25. Net Earnings. Debtor’s Net Earnings (Loss), shall not be less than the following amounts for the following periods:

Period	Net Earnings (Loss) Amount
June 1, 2014 – May 31, 2015	($13,000,000.00)

June 1, 2015 – August 31, 2015	($1,000,000.00)
June 1, 2015 – November 30, 2015	($2,000,000.00)
June 1, 2015 – February 28, 2016	($3,500,000.00)
June 1, 2015 – May 31, 2016	($3,500,000.00)

June 1, 2016 – August 31, 2016	($1,000,000.00)
June 1, 2016 – November 30, 2016	($1,500,000.00)
June 1, 2016 – February 28, 2017	($1,750,000.00)
June 1, 2016 – May 31, 2017	($1,750,000.00)

June 1, 2017 – August 31, 2017 and each June 1 – August 31 thereafter	($250,000.00)
June 1, 2017 – November 30, 2017 and each June 1 – November 30 thereafter	$0.00
June 1, 2017 – February 28, 2018 and each June 1 – February 28 thereafter	$250,000.00
June 1, 2017 – May 31, 2018 and each June 1 – May 31 thereafter	$500,000.00

In addition to the foregoing requirements, Debtor’s Net Loss ( ) for any fiscal month of Debtor ending on or after June 30, 2015 shall not exceed (i) Five Hundred Thousand Dollars ($500,000.00) during the fiscal year ending May 31, 2016 and (ii) Two Hundred Fifty Thousand Dollars ($250,000.00) during the fiscal years ending May 31, 2017 and each May 31 thereafter.

7.26. Notice of Commercial Tort Claims. Promptly upon knowledge thereof, Debtor shall deliver to Lender notice of any commercial tort claims it may bring against any person, including the name and address of each defendant, a summary of the facts, an estimate of Debtor’s damages, copies of any complaint or demand letter submitted by Debtor, and such other information as Lender may request.

7.27. Delivery of Instruments, etc. Upon request by Lender, Debtor shall promptly deliver to Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by Debtor.

7.28. Employee Compensation. Debtor shall pay when due all employee wages, salary and benefits, including, without limitation, vacation pay, sick pay and other employment benefits, and upon request of Lender, shall provide Lender evidence of the same and such other information regarding employee compensation as Lender may request, all in a form acceptable to Lender. Further, Debtor shall at all times take all appropriate action and all action requested by Lender to (i) limit the extent of employee wage liens which may encumber the Collateral; (ii) keep Lender informed as to the extent of any risk of such liens, and (iii) protect Lender from loss by reason of any such liens.

8. DEBTOR’S NEGATIVE COVENANTS

During the term of this Agreement, and until the Obligations are paid or satisfied in full, Debtor covenants and agrees that it will not, except with the prior written approval of Lender:

8.1. Indebtedness. Become or remain liable in any manner in respect of any indebtedness or contractual liability (including, without limitation, notes, bonds, debentures, loans, guaranties, endorsements, obligations of partnerships, and pension liabilities, in each case whether or not contingent and whether or not subordinated), except:

8.1.1. Indebtedness arising under this Agreement;

8.1.2. Secured indebtedness corresponding to Authorized Security Interests;

8.1.3. Unsecured indebtedness, other than for money borrowed for the purchase of a capital asset, incurred in the ordinary course of its business, which becomes due and must be fully satisfied within twelve (12) months after the date on which it is incurred; and

8.1.4. Indebtedness arising out of the lease or purchase of goods constituting equipment and either unsecured or secured only by a purchase money security interest securing purchase money indebtedness, but in any event only if such equipment is acquired in compliance with Section 8.3 hereof.

8.2. Liens. Create, incur or cause to exist any mortgage, security interest, encumbrance, lien or other charge of any kind upon any of its property or assets, whether now owned or hereafter acquired, except:

8.2.1. The interests created by this Agreement and other documents between Debtor and Lender in favor of Lender;

8.2.2. Permitted Liens as described on Schedule IV attached hereto. Such security interests shall secure only debt owing to the parties listed on Schedule IV as of the date hereof, and shall be limited only to security interests in the property described in Uniform Commercial Code Financing Statements listed on Schedule IV hereto.

8.2.3. Liens for taxes or assessments not yet due or contested in good faith by appropriate proceedings;

8.2.4. A purchase money security interest or lessor’s interest securing indebtedness permitted to be outstanding or incurred under Section 8.1.4 hereof;

8.2.5. Construction lien claims arising from work done pursuant to construction contracts, provided that Debtor is not in default under such construction contracts;

8.2.6. Easements, restrictions, minor title irregularities and similar matters which have no material adverse effect upon the ownership or use of Debtor’s property;

8.2.7. Liens in connection with workers compensation or other insurance or to secure performance of bids, trade contracts, leases, public or statutory obligations, surety or appeal bonds or other obligations of like nature incurred in the ordinary course of business, provided that Debtor is not in default under or delinquent in any of the foregoing agreements or obligations; and

8.2.8. Other liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property which were not incurred in connection with the borrowing of money or the purchase of property on credit and which do not in the aggregate materially detract from the value of its property or materially impair the use thereof in its business.

8.3. Expenditures. Expend or contract to expend during any fiscal year of Debtor more than Six Hundred Thousand Dollars ($600,000.00) in the aggregate for the lease (other than operating lease), purchase or other acquisition of any capital asset, or for the lease (other than operating lease) of any other asset, whether payable currently or in the future.

8.4. Sale of Assets. Sell, lease, or otherwise dispose of all or any substantial part of its property, except as permitted hereunder.

8.5. Recapitalization and Merger. Recapitalize its corporate structure, consolidate or merge with any other corporation, acquire any business, acquire stock of any corporation, or enter into any partnership or joint venture.

8.6. Conduct of Business. Substantially alter the nature of the business in which it has advised Lender it plans to engage.

8.7. Distributions; Payments on Subordinated Debt. Directly or indirectly declare or pay any dividends or make any distributions or payments on account of equity interests in Parent to its shareholders, relatives of shareholders or Affiliates of shareholders; purchase or redeem any of Parent’s equity interests or purchase or redeem any interest or property of any of Parent’s shareholders, relatives of shareholders or Affiliates of shareholders; or enter into any agreement for any of the foregoing; or make any payment on any loan or note payable to any of its shareholders, relatives of its shareholders or Affiliates of shareholders or on any other loan or note payable which is subordinate by agreement to the obligations hereunder, except as specifically agreed in writing by Lender.

8.8. Investments. Purchase stock or securities of, extend credit to, or make investments in, become liable as surety for, or guarantee or endorse any obligation of, any person, firm or corporation, except:

8.8.1 extensions of credit expressly permitted in Section 8.11 hereof;

8.8.2. Parent’s investment in the Consolidated Subsidiaries;

8.8.3. investments in direct obligations of the United States of America;

8.8.4. commercial bank deposits with First Business Bank or as otherwise permitted in Section 7.18 so long as such accounts are subject to such control agreements in favor of Lender as Lender may require in its discretion; provided, that with regard to such control agreements for the petty cash accounts, Debtor shall provide Lender the control agreements executed by Debtor and the applicable financial institution by no later than April 30, 2015;

8.8.5. extensions of credit reflected by trade accounts receivables arising for goods sold by Debtor in the ordinary course of its business; and

8.8.6. Parent’s investment accounts identified on Schedule V hereto so long as such accounts are subject to such control agreements in favor of Lender as Lender may require in its discretion.

8.9. Discounts and Allowances. During any Default Period, grant any discount, credit or allowance to any customer of Debtor or accept any return of goods sold.

8.10. Restricted Transfers. In any manner transfer any property without prior or present receipt of full and adequate consideration.

8.11. Restricted Payments. Permit any amount to be owing to Debtor by the officers, managers or members of Debtor or any Affiliate of Debtor, or members of their families, excepting any reasonable loans and advances to employees and agents in the ordinary course of business.

8.12. Compensation. Pay salaries, bonuses, commissions, consultant fees, or other compensation which is excessive or unreasonable in comparison to compensation paid in Debtor’s industry to any employee, officer or manager of Debtor, any shareholder or director of Debtor, any Affiliate of Debtor or its shareholders and/or any relative of any shareholder or director of Debtor.

8.13. Guarantees. Other than Debtor’s repurchase agreements with financial institutions providing inventory financing to Debtor’s dealers (including, without limitation, Debtor’s agreements GE Commercial Distribution Finance Corporation and GE Commercial Distribution Finance Canada (hereafter, collectively, “GE”) identified on Schedule VI (the “Existing GE Agreements”)), make or suffer to exist any guarantees, except by endorsement of instruments for deposit or collection in the ordinary course of business. Notwithstanding the foregoing, Debtor hereby acknowledges that the Existing GE Agreements are the only such agreements which Debtor has with GE and that such agreements have been terminated by GE in accordance with their terms, and that so long as the UCC Financing Statement of GE identified on Schedule IV remains outstanding in its current form, in no event shall Debtor enter into any new repurchase or vendor agreement with GE or amend any terms of the Existing GE Agreements, without the prior written consent of Lender, granted in its sole discretion.

8.14. ERISA. Except as set forth on Schedule II, become a party to, or directly or contingently liable under, any Plan.

8.15. Obligations to Third Parties. Permit any breach, default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon Debtor which would materially adversely affect Debtor’s business, properties or affairs or the ability of Debtor to perform the Obligations.

8.16. Subsidiaries. Create or permit to exist any subsidiaries of Debtor other than the Consolidated Subsidiaries.

8.17. Fiscal Year. Change its fiscal year.

8.18. Modification. Alter, modify, extend, renew or cancel any Collateral, except in the ordinary course of business.

8.19. Change of Name, Jurisdiction or Location. With respect to each of Parent and each Consolidated Subsidiary, without at least thirty (30) days prior written notice to Lender, change its name, its jurisdiction of organization, its principal office, its office where its records concerning Accounts are kept or the location of any of it’s assets (except the shipment or temporary storage of Inventory in the ordinary and normal course of Debtor’s business).

8.20. Constituent Documents. Amend the Articles of Incorporation or Bylaws of Parent or any Consolidated Subsidiary.

9. DEFAULT

Upon the occurrence of one or more of the following events of default (each an “Event of Default”):

9.1. Insolvency, Bankruptcy, et. al. The commencement by Debtor of a voluntary case under the federal bankruptcy laws, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Debtor or of any substantial part of its property, or the making by it of any assignment for the benefit of creditors or the failure of Debtor generally to pay its debts as such debts become due or the taking of action by Debtor in furtherance of any of the foregoing; in addition, the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Debtor in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or other similar law, or the appointment by a court of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Debtor or of any substantial part of its property, or the ordering by a court of the winding up of Debtor’s affairs or liquidation of Debtor’s affairs or assets and the continuance of any such decree or order unstayed, uncontested by Debtor in good faith and in effect for a period of thirty (30) consecutive days;

9.2. Nonperformance. Debtor fails to pay when due any of the Obligations or breaches or fails to perform any warranty, covenant or undertaking by Debtor in this Agreement or the Obligations; or fails to perform pursuant to or breaches any provisions of any Collateral Agreement or any other agreement with Lender;

9.3. Continuation of Guarantors. Any guarantor terminates, revokes or repudiates his, her or its suretyship or guaranty obligations or defaults under any agreement securing such obligations;

9.4. Continuation of Subordination Agreements. Any creditor of Debtor which is a party to a subordination agreement or intercreditor agreement with Lender terminates, revokes or defaults under such subordination agreement or intercreditor agreement or, without Lender’s contemporaneous written consent makes demand for payment upon Debtor or takes any other action to collect indebtedness from Debtor;

9.5. Inability to Perform. Debtor or any guarantor of any of the Obligations dies, ceases to exist, or becomes insolvent;

9.6. Misrepresentation. Any representation, whether oral or written, made to induce Lender to extend credit to Debtor, under this Agreement or otherwise, is false in any material respect when made;

9.7. Injunction or Attachment. There is an injunction or attachment issued against any of Debtor’s property or materially restricting the operation of Debtor’s business;

9.8. Acceleration of Indebtedness. Any event shall arise which results in the acceleration of the maturity of any substantial indebtedness of Debtor to others under any indenture, note, agreement or other form of undertaking (for this purpose indebtedness shall be deemed substantial if it exceeds Ten Thousand Dollars ($10,000.00));

9.9. Change of Control. There occurs any change in the present ownership and/or control of ownership of Parent which results in any Person becoming the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the stock of Parent having the right to vote for the election of directors; or any Consolidated Subsidiary is no longer wholly owned by Parent.

9.10. Default under Agreement with Bank Affiliate. An event of default shall occur under any agreement between Debtor and a Bank Affiliate; or

9.11. Material Adverse Change. Any event or circumstance with respect to Debtor shall occur such that Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by Debtor under the Collateral Agreements is impaired or any material adverse change in the business or financial condition of Debtor shall occur;

then all of the Obligations shall, at the option of Lender and without any notice or demand, become immediately due and payable; and Lender shall have (i) the rights and remedies provided for in the Collateral Agreements, (ii) all rights and remedies for default provided by the Uniform Commercial Code as enacted in Wisconsin, as well as any other applicable law, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO REPOSSESS, RENDER UNUSABLE OR DISPOSE OF THE COLLATERAL WITHOUT JUDICIAL PROCESS, WHICH IS HEREBY EXPRESSLY WAIVED BY DEBTOR and the right to foreclose the security interest granted herein by any available judicial procedure to the fullest extent permitted by law. With respect to such rights and remedies:

A. Assembling Collateral. Lender may require Debtor to assemble the Collateral and to make it available to Lender at any convenient place designated by Lender, and Debtor hereby consents to the entry of any injunctive order, or other appropriate equitable relief, compelling Debtor to assemble the Collateral and to make it available to Lender at any convenient place designated by Lender. Debtor waives any bond or undertaking which might otherwise be required in connection with such relief. Lender may enter any premises of Debtor, or wherever the Collateral may be located, and keep and store the same on said premises without charge, until sold.

B. Collection and Handling of Accounts. Lender may receive, open and dispose of all mail addressed to Debtor and notify the Post Office authorities to change the address for delivery of mail addressed to Debtor to such address as Lender may designate and may, pursuant to the power of attorney granted herein, endorse the name of Debtor on any notes, acceptances, checks, drafts, money orders or other instruments for the payment of money or any document relating to any security interest that may come into Lender’s possession and sign Debtor’s name on any invoice or bill of lading relating to any of the Accounts, on drafts against Customers and notices to Customers. Lender may without notice to Debtor, collect, by legal proceedings or otherwise, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Accounts or any security interest, instrument or insurance applicable thereto or release the obligor thereon and release and/or impair Collateral. Nothing in this Agreement shall be construed to constitute Lender as Debtor’s agent for any purpose. Lender shall not be liable for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damages resulting therefrom.

C. Expenses and Application of Proceeds. Debtor shall reimburse Lender for any expense incurred by Lender in protecting or enforcing its rights under this Agreement, including, without limitation, attorneys’ fees incurred in the efforts made to enforce payment or otherwise effect collection of any Accounts, as well as attorneys’ fees and legal expenses incurred in instituting, maintaining, preserving, enforcing and foreclosing the security interest in any of the Collateral, whether through judicial proceedings or otherwise or in defending or prosecuting any actions or proceedings arising out of or relating to Debtor’s transactions with Lender, including attorneys’ fees on appeal, all expenses of taking possession, holding, preparing for disposition and disposing of the Collateral, and all other collection expenses, whether or not in a legal proceeding. After deduction of such expenses, Lender may apply the proceeds of disposition to the Obligations in such order and amounts as it elects.

D. Audit. Lender may, at its option, whether or not the Obligations have been accelerated, conduct or contract for one or more field audits of Debtor’s financial statements and records. Debtor shall reimburse Lender the cost of any such field audits, either by payment in cash or, at Lender’s option, by debit to Debtor’s loan account ledger for Credit Facility A.

E. Jurisdiction and Venue. Debtor consents to the venue and jurisdiction of any Circuit Court of Dane County Civil Division in the State of Wisconsin or the United States District Court, Western District of Wisconsin – Madison Division, and agrees that all actions, proceedings or other matters arising directly or indirectly hereunder may be initiated in such courts and expressly consents that any service of process may be made by personal service upon Debtor wherever Debtor can be located or by certified or registered mail directed to Debtor at Debtor’s address set forth herein to the full extent permitted by law.

F. Notice of Disposition of Collateral. Written notice, when required by law, sent to any address of Debtor in this Agreement, at least ten (10) calendar days (counting the day of mailing) before the date of a proposed disposition of the Collateral is reasonable notice.

G. Protection or Preservation of Collateral. Lender has no duty to protect, insure, collect or realize upon the Collateral or preserve rights in it against prior parties. Lender shall not be responsible nor liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral regardless of the cause thereof, unless caused by Lender’s willful misconduct.

H. Waiver. Lender may, at its option, take such action, in Debtor’s name or otherwise, as may be necessary or desirable to fully or partially remedy such default, including,

without limitation, signing Debtor’s name or paying any amount so required, and the cost shall be debited to Debtor’s loan account ledger for Credit Facility A and treated for all purposes as an advance made by Lender hereunder, or Lender may permit Debtor to remedy any default, each without waiving any other subsequent or prior default by Debtor. Lender may permit Debtor to remedy any default without waiving any other subsequent or prior default by Debtor.

I. Compliance with Other Laws. Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

J. Warranties. Lender may sell the Collateral without giving any warranties as to the Collateral. Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

10. TERM AND TERMINATION

This Agreement may be terminated by Lender by written notice to Debtor at any time during a Default Period. In the absence of such termination by Lender, this Agreement shall continue in effect until the Original Termination Date and shall thereafter automatically renew for successive one year periods (the Original Termination Date and each anniversary thereof to which this Agreement has been automatically renewed is herein referred to as a “Termination Date”) unless either of Debtor or Lender has provided the other party with at least thirty (30) days written notice of its intent to terminate this Agreement on the Termination Date. In the event Debtor desires to terminate this Agreement prior to the Termination Date, or in the event of termination of this Agreement during a Default Period prior to the Termination Date, Debtor shall pay to Lender (a) a prepayment premium equal to (i) three percent (3.0%) of the Maximum Loan Amount if termination occurs before the first anniversary hereof, (ii) two percent (2.0%) of the Maximum Loan Amount if termination occurs on or after the first anniversary hereof but before the second anniversary hereof, or (iii) one percent (1.0%) of the Maximum Loan Amount if termination occurs on or after the second anniversary hereof, plus (b) all other Obligations of Debtor pursuant hereto; provided however, that no prepayment premium shall be due in the event termination of this Agreement is the result of refinancing through JPMorgan Chase Bank, N.A. or First Business Bank after the first anniversary hereof. Notwithstanding the foregoing, the security interests and other liens granted to Lender and all Debtor’s duties, obligations and liabilities to Lender shall continue in full force and effect until all of the Obligations have been paid, performed or otherwise satisfied in full, Lender has been indemnified to its satisfaction against losses from non-payment of banking fees otherwise payable by Debtor and non-sufficient funds checks which have been credited against the Obligations prior to termination of this Agreement and each of Debtor and any guarantor of the Obligations has provided a release to Lender in form acceptable to Lender.

11. INDEMNIFICATION

In consideration of the execution and delivery of this Agreement by Lender and the agreement to extend the credit provided hereunder, Debtor hereby agrees to indemnify, exonerate and hold Lender and each of the officers, directors, employees and agents of Lender (collectively, herein called the “Lender Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, attorneys’ fees and disbursements (collectively, herein called the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (a) the execution, delivery, performance, enforcement or administration of this Agreement, the Notes or any other document or instrument executed or delivered in connection with this Agreement, or (b) the noncompliance by Debtor or by any property of Debtor with Environmental Laws. Notwithstanding the foregoing, Debtor shall not be required to indemnify Lender for any such Indemnified Liabilities arising on account of the willful misconduct of Lender, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, Debtor hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Debtor’s obligations under this Section 11 shall survive the termination of this Agreement and the discharge of Debtor’s other obligations hereunder.

12. PERSONS BOUND

This Agreement benefits Lender, its successors and assigns, and binds Debtor and Debtor’s successors and assigns, provided, however, that in no event may Debtor assign its interests, rights and/or obligations hereunder to any party without the prior written consent of Lender, which consent may be withheld by Lender in its sole discretion. Lender may disclose to any potential or prospective assignee of Lender, any financial, credit or confidential information or documents of or concerning Debtor which Lender deems necessary.

13. INTERPRETATION

All of the terms and conditions hereof and the rights, duties and remedies of the parties hereto are governed by the laws of Wisconsin. The provisions of this Agreement are severable, and invalidity of any provision of this Agreement shall not affect the validity of any other provisions. The decision by Lender at any time or times hereafter to not enforce strict performance by Debtor relative to any of the provisions, warranties, terms and conditions contained in this Agreement or any other agreement between Debtor and Lender shall not waive, affect, or diminish the right of Lender thereafter to demand strict compliance and performance therewith. None of the provisions, warranties, terms and conditions contained in this Agreement or any other agreement now or hereafter executed between Debtor and Lender shall be deemed to have been waived by any act or knowledge of Lender unless in writing and signed by an officer of Lender and directed to Debtor specifying such waiver. The titles of sections in this Agreement are for convenience only and do not limit or construe the meaning of any section.

14. NOTICES

Any notice required to be given to either party hereunder shall be deemed given (i) three (3) days after being placed in the United States of America mail, certified or registered, return-receipt requested, or (ii) on the Business Day after being sent by overnight courier service, and, in each case, properly addressed with postage or delivery charge prepaid, to the following address:

If to Lender:	First Business Capital Corp.
401 Charmany Drive
Post Office Box 44961
Madison, Wisconsin 53744–4961
Attention: James G. Tepp

If to Debtor:	Skyline Corporation
2520 By Pass Road
Elkhart, Indiana 46514
Attention: Jon S. Pilarski

15. RETURN OF DOCUMENTS, SCHEDULES AND INVOICES

Any documents, schedules, invoices or other papers delivered to Lender by Debtor may be destroyed or otherwise disposed of by Lender three (3) months after they are delivered to or received by Lender unless Debtor requests, in writing, the return of said documents, schedules, invoices or other papers and makes arrangements for such return, at Debtor’s expense.

16. PARTICIPATING LENDERS

Debtor agrees that Lender may, at its option, grant to one or more other financial institutions the right to participate in the loan advances described in this Agreement; provided, however, that Lender shall alone retain the right to amend, modify, waive, or enforce the provisions of this Agreement. If any Participating Lender shall at any time participate with Lender in making any loan advances hereunder, Debtor hereby grants to such Participating Lender (in addition to any other rights which such Participating Lender may have) both a continuing lien and security interest in any money, security and other personal property of Debtor which is in the possession of such Participating Lender, and an express, contractual right of setoff therein, for the benefit of all Participating Lender(s) and Lender (such interests, rights and the proceeds thereof to be shared on a pro-rata basis by the Participating Lenders and Lender according to their respective outstanding balances). Lender may disclose to any Participating Lender, or any potential or prospective Participating Lender, any financial, credit or confidential information or documents of or concerning Debtor.

17. CONDITIONS PRECEDENT

17.1. Initial Credit Extension. Lender will not lend any money to Debtor hereunder until this Agreement has been executed by Debtor, and Lender shall have received the following documents fully executed, where applicable, and in form and substance satisfactory to Lender and its counsel:

17.1.1. Certificates of Status for (i) Parent, Homette and Layton certified by the Indiana Secretary of State and (ii) Homes certified by the California Secretary of State, and (iii) for each of Parent and each Consolidated Subsidiary, from such other states in which such corporations are authorized to do business;

17.1.2. Note A;

17.1.3. UCC–1 Financing Statements naming Debtor as “Debtor” and Lender as “Secured Party”;

17.1.4. The Collateral Agreements, including, without limitation, each Mortgage;

17.1.5. Verification of termination of all UCC–1 and UCC–3 financing statements filed against Debtor and/or its property, other than those naming Lender as Secured Party.

17.1.6. Copies of certificates or other evidence satisfactory to Lender to the effect that Lender is the lender loss payee under the policies of insurance required by this Agreement;

17.1.7. With respect to each of Parent and each Consolidated Subsidiary a copy of the resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement, the Notes, the Collateral Agreements, and all other matters contemplated hereby, certified for accuracy and due adoption by the Secretary of such corporation as of the date hereof, together with such other necessary corporate action as Lender shall reasonably request;

17.1.8. With respect to each of Parent and each Consolidated Subsidiary, a certificate, dated of even date herewith, signed by the Secretary of Debtor as to the incumbency and signature of the person or persons authorized to execute and deliver this Agreement, the Notes, the Collateral Agreements, and any other instrument or agreement contemplated hereby;

17.1.9. With respect to each of Parent and each Consolidated Subsidiary, a copy of the Articles of Incorporation and Bylaws of such corporation existing on the date hereof and copies of any documents creating, evidencing or relating to preferred shareholder’s rights, certified for accuracy and due adoption by the Secretary of such corporation;

17.1.10. Disclaimer and consents from all mortgagees and/or lessors of real property from which Debtor operates or on which any Collateral is located;

17.1.11. Borrowing Base Certificate;

17.1.12. Designation of Authority to act on behalf of Debtor;

17.1.13. Security Interest/Lien Subordination Agreement and/or Fixtures Disclaimer from any person or entity holding a lien on real estate owned or leased by Debtor in form and substance acceptable to Lender and its counsel, disclaiming or subordinating any interest of such person or entity in any of the equipment of Debtor constituting Collateral hereunder;

17.1.14. Tri-Party Agreement;

17.1.15. Account Control Agreements with respect to the Operating Account and each of the deposit accounts (other than depository accounts required to be closed following the Closing Date) and investment accounts identified on Schedule V;

17.1.16. Letter Reports with respect to the Real Estate;

17.1.17. A flood hazard determination form, confirming whether or not the Real Estate is in a flood hazard area and whether or not flood insurance must be obtained, and, if the Real Estate is located in a flood hazard area, a policy of flood insurance.

17.1.18. Legal Opinion of Debtor’s Counsel;

17.1.19. Warehousemen Letters from all warehouses where inventory is stored;

17.1.20. Closing Statement;

17.1.21. Evidence satisfactory to Lender that on the Closing Date the sum of Debtor’s cash on hand plus the amount available for borrowing under Section 4 hereof is at least Nine Million Dollars ($9,000,000.00) after giving effect to payment of all trade payables over thirty (30) days from the due date or sixty (60) days from the invoice date, all book overdrafts (including any held checks) and all costs of closing the transactions contemplated hereby;

17.1.22. Evidence satisfactory to Lender that on the Closing Date Debtor’s Net Worth is not less than Twenty One Million Dollars ($21,000,000.00).

17.2. Each Extension of Credit. Lender shall not be obligated to lend money to Debtor unless all of the following are met:

17.2.1. No Event of Default has occurred and is continuing or will exist upon the lending of the amount requested;

17.2.2. The representations and warranties contained in Section 6 hereof shall be true and correct with the same force and effect as if made on the date of the request for an advance;

17.2.3. Debtor shall have delivered to Lender a certificate as of the close of business of the preceding day which indicates that the amount requested by Debtor will not cause the aggregate amount of the Obligations, as increased by the amount requested, to exceed the Collateral–Obligation ratio set forth in Section 4 hereof; and

17.2.4. In the reasonable opinion of Lender there does not exist (1) any uncorrected material violation by Debtor of an Environmental Law, or (2) any condition which requires, or may require, a cleanup, removal or other remedial action by Lender or Debtor under any Environmental Laws.

18. WAIVER OF JURY

Debtor expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or arising from any relationship existing in connection with this Agreement and agrees that any such action or proceeding shall be tried before a court and not before a jury.

Signatures on following page

IN WITNESS WHEREOF, the parties have caused this Loan and Security Agreement to be executed as of the 20th day of March, 2015.

DEBTOR:		LENDER:

SKYLINE CORPORATION		FIRST BUSINESS CAPITAL CORP.

By:	/s/ Jon S. Pilarski	By:	/s/ James G. Tepp
	Jon S. Pilarski, Vice President,		James G. Tepp, Vice President
Finance & Treasurer, Chief Financial Officer

HOMETTE CORPORATION

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer

LAYTON HOMES CORP.

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer

SKYLINE HOMES, INC.

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer

Exhibit B

Tanks

None

Exhibit C

Other Environmental Conditions

None

Exhibit D

Compliance Certificate

To:	James G. Tepp
First Business Capital Corp.

Date:	, 20

Subject:	Skyline Corporation
Financial Statements

In accordance with our Loan and Security Agreement dated as of March 20, 2015 (the “Loan Agreement”), attached are the consolidated financial statements of Skyline Corporation (“Debtor”) as of                 , 20     (the “Reporting Date”), and for the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Loan Agreement.

I certify in my capacity as an officer of Debtor that the Current Financials have been prepared in accordance with generally accepted accounting principles, subject to year-end adjustments, and fairly present Debtor’s financial condition and the results of its operations as of the date thereof.

Events of Default. (Check one):

☐	The undersigned does not have knowledge of the occurrence of an Event of Default under the Loan Agreement.

☐	The undersigned has knowledge of the occurrence of an Event of Default under the Loan Agreement and attached hereto is a statement of the facts with respect to thereto.

I hereby certify to Lender as follows:

☐	The Reporting Date marks the end of one of Debtor’s fiscal months, hence I am completing only paragraphs 3 and 4 below.

☐	The Reporting Date marks the end of Debtor’s fiscal year, hence I am completing all paragraphs below.

Financial Covenants. The undersigned hereby further certifies as follows:

1. Minimum Net Worth. Pursuant to Section 7.24 of the Loan Agreement, as of the Reporting Date, Debtor’s Net Worth was $          which ☐  satisfied ☐  did not satisfy the requirement that such amount be not less than $         on the Reporting Date as determined in accordance with the following:

Determination Date	Net Worth Amount
May 31, 2015	Actual Net Worth as of the prior May 31 minus $13,000,000.00

August 31, 2015	Actual Net Worth as of the prior May 31 minus $1,000,000.00

November 30, 2015	Actual Net Worth as of the prior May 31 minus $2,000,000.00

February 28, 2016	Actual Net Worth as of the prior May 31 minus $3,500,000.00

May 31, 2016	Actual Net Worth as of the prior May 31 minus $3,500,000.00

August 31, 2016	Actual Net Worth as of the prior May 31 minus $1,000,000.00

November 30, 2016	Actual Net Worth as of the prior May 31 minus $1,500,000.00

February 28, 2017	Actual Net Worth as of the prior May 31 minus $1,750,000.00

May 31, 2017	Actual Net Worth as of the prior May 31 minus $1,750,000.00

August 31, 2017 and each August 31 thereafter	Actual Net Worth as of the prior May 31 minus $250,000.00

November 30, 2017 and each November 30 thereafter	Actual Net Worth as of the prior May 31

February 28, 2017 and each February 28 thereafter	Actual Net Worth as of the prior May 31 plus $250,000.00

May 31, 2018 and each May 31 thereafter	Actual Net Worth as of the prior May 31 plus $500,000.00

2. Minimum Net Earnings. Pursuant to Section 7.25 of the Loan Agreement, for the ☐  quarter ☐  year ending as of the Reporting Date, Debtor’s Net Earnings (Loss) was $        , which ☐  satisfied ☐  did not satisfy the requirement that such amount be not less than $        for the period ending on the Reporting Date, as determined in accordance with the following:

Period	Net Earnings (Loss) Amount
June 1, 2014 – May 31, 2015	($13,000,000.00)

June 1, 2015 – August 31, 2015	($1,000,000.00)
June 1, 2015 – November 30, 2015	($2,000,000.00)
June 1, 2015 – February 28, 2016	($3,500,000.00)
June 1, 2015 – May 31, 2016	($3,500,000.00)

June 1, 2016 – August 31, 2016	($1,000,000.00)
June 1, 2016 – November 30, 2016	($1,500,000.00)
June 1, 2016 – February 28, 2017	($1,750,000.00)
June 1, 2016 – May 31, 2017	($1,750,000.00)

June 1, 2017 – August 31, 2017 and each June 1 – August 31 thereafter	($250,000.00)
June 1, 2017 – November 30, 2017 and each June 1 – November 30 thereafter	$0.00
June 1, 2017 – February 28, 2018 and each June 1 – February 28 thereafter	$250,000.00
June 1, 2017 – May 31, 2018 and each June 1 – May 31 thereafter	$500,000.00

3. Monthly Stop Loss. Pursuant to Section 7.25 of the Loan Agreement, for the fiscal month ending as of the Reporting Date, Debtor’s Net Earnings (Loss) was $        , which ☐  satisfied ☐  did not satisfy the requirement that Debtor’s Net Loss for any fiscal month of Debtor ending on or after June 30, 2015 shall not exceed (i) Five Hundred Thousand Dollars ($500,000.00) during the fiscal year ending May 31, 2016 and (ii) Two Hundred Fifty Thousand Dollars ($250,000.00) during each fiscal year thereafter.

4. Capital Expenditures. Pursuant to Section 8.3 of the Loan Agreement, for the year-to-date period ending on the Reporting Date, Debtor has expended or contracted to expend during the fiscal year ending May 31, 20    , for capital expenditures, $        in the aggregate, which ☐  satisfied ☐  did not satisfy the requirement that such expenditures not exceed Six Hundred Thousand Dollars ($600,000.00) during such fiscal year.

5. Petty Cash Account. The outstanding balance in Debtor’s Petty Cash Account No. 9200024984 at JPMorgan Chase Bank, N.A. in Mansfield, Texas has not at any time during the period since Debtor’s delivery to Lender of the prior Compliance Certificate exceeded Ten Thousand Dollars ($10,000.00).

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with generally accepted accounting principles.

By:
Its: